UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2011

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Colorado	000-49908	75-3056237
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1511 Third Street, Santa Fe, New Mexico 87505

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (505) 988-5520

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 11, 2011, on management’s recommendation, the Board of Directors of CytoDyn Inc. (the “Company”) concluded, and Pender Newkirk & Company LLP (“Pender Newkirk”), the Company’s independent auditors agreed, that the Company’s financial statements for the periods ending May 31, 2010, August 31, 2010, and November 30, 2010 should no longer be relied upon and should be restated (the “Proposed Restatement”). The Company’s board of directors was advised by recently retained outside legal counsel that compensation the Company previously paid to an employee and certain other non-employees who were acting as unlicensed, non-exempt broker dealers soliciting investors on behalf of the Company from April 15, 2008 to February 18, 2011 was a violation of certain state and possibly federal securities laws. As a result, the Proposed Restatement relates to such investors and potentially others having rescission claims against the Company and is necessary because the Company’s liability for these potential claims was not properly reflected in the Company’s financial statements for the above-mentioned periods. Based on the Company’s preliminary investigation, assuming there are no defenses available to the Company, investors may have up to approximately $6.3 million of federal and state rescission claims against the Company. These investor claims could include approximately $5.5 million of potential state rescission claims involving approximately 16 states that are not currently barred by the applicable statute of limitations and these investors may also have overlapping federal rescission rights; the remainder could involve investors who do not have state law rescission rights but who may have rescission rights if federal rescission rights can be proven to exist because of the Company’s failure to disclose contingent liabilities related to the state rescission claims. The Company believes that it may be able to rely upon certain state law exemptions from broker dealer registration requirements, and if successful, the state rescission claims may be reduced to approximately $4.6 million. The Company is continuing with its scientific and business plans in the ordinary course and is currently considering its alternatives with respect to these potential rescission claims. As of the date of this Form 8-K, the Company has not been notified by any investors regarding such investors’ intent to seek rescission.

Based on the federal and state rescission claims referenced above, the Company currently estimates a range of rescission liability between $4.6 million and $6.3 million. At this time, the Company is unable to estimate an amount within the range that is a better indicator of the rescission liability. As a result, the Company will record a rescission liability of $4.6 million, representing the minimum amount of the range. As of the filing of this current report on Form 8-K, the Company intends to restate its previously issued financial statements for the above-mentioned periods to increase the Company’s current liabilities based on the minimum amount of the above rescission liability of approximately $4.6 million, and to correspondingly decrease stockholders’ equity for the same amount.

As soon as the Company completes its analysis, the Company will file amendments to its annual and quarterly reports on Form 10-K and Form 10-Q, respectively, for the above-mentioned periods.

The Company provided Pender Newkirk with a copy of the disclosure it is making under this Item 4.02, and requested that Pender Newkirk furnish to the Company as promptly as possible a letter addressed to the Securities and Exchange Commission (the “SEC”) stating whether Pender Newkirk agrees with the statements made in this Item 4.02 and, if not, stating the respects in which it does not agree. A copy of the letter of Pender Newkirk whereby Pender Newkirk agrees with the statements made in this Item 4.02 is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward looking statements related to (i) the Company’s intention to restate its financial statements for the periods ending May 31, 2010, August 31, 2010, and November 30, 2010, and (ii) the nature and amounts of the anticipated financial statement adjustments for such periods. The Company wishes to advise readers that a number of important factors could cause actual results to differ materially from those anticipated in such forward-looking statements including the fact that the anticipated adjustments to the financial statements for such periods, as well as the amendment of the annual and quarterly reports on Form 10-K and Form 10-Q, respectively, for such periods, are subject to on-going preparation and review by the Company and Pender Newkirk & Company LLP, and accordingly are subject to change.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Letter of Pender Newkirk & Company LLP dated March 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTODYN INC.
(Registrant)

March 16, 2011	By:	/s/ KENNETH J. VAN NESS
Kenneth J. Van Ness,
President and Chief Executive Officer